P-COM, INC.
                          3175 S. Winchester Boulevard
                            Campbell, CA 95008 U.S.A.

October 20, 2003

Mr. Carlos Belfiore

Dear Carlos,

      P-Com, Inc., a Delaware corporation (the "Company") is pleased to offer you a position of employment with the Company. The basic terms are as follows:

      1. TITLE AND DUTIES: You will be employed as the Vice President of Engineering and Chief Technical Officer reporting to the President & Chief Executive Officer.

      2. COMMENCEMENT DATE: Your employment with the Company will commence on November 10, 2003 (the "Commencement Date").

      3. SALARY: The Company will pay you a base salary of $ 138,000 per year ("Base Salary").

      4. BONUS

            4.1 INITIAL BONUS: On January 15, 2005, you will be entitled to receive a cash bonus equal to 30% of your Base Salary (the "Initial Bonus"). If your employment with the Company ceases prior to January 15, 2005, the amount of your Initial Bonus will be pro-rated for the number of days you are employed by the Company since the Commencement Date.

            4.2 ANNUAL BONUS: Subsequent to January 2005, at the beginning of each fiscal year of the Company, the President of the corporation will establish certain objectives and performance-related goals to be met by you during that fiscal year (the "Stated Goals"). You will receive an annual cash bonus equal to 30% of your Base Salary for each fiscal year in which you meet or exceed your Stated Goals, beginning with fiscal year 2005 (the "Annual Bonus").

      5. COMMON STOCK: Subject to approval by the Board of Directors, you will be granted options to purchase 2,750,000 shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), The exercise price of the options shall be equal to the then existing fair market value of the Common Stock as determined by the Board of Directors on the date that the options are granted. The options, shall be subject to and governed by the terms and conditions contained in the Company's 1995 Stock Option/Stock Issuance Plan, as amended (the "1995 Plan").


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      6. MEDICAL AND DENTAL BENEFITS: Beginning on the Commencement Date, you
will be entitled to medical and dental insurance coverage under the Company's medical and dental insurance plans, which are subject to change from time to time in the sole discretion of the Company.

      7. TERMINATION FOR CAUSE:

            7.1 The Company may terminate your employment under this letter agreement for "cause" at any time during the Term. As used herein, "cause" means any dishonesty that materially affects the performance of your duties or responsibilities, breach of fiduciary duty, any material breach of the terms of this letter agreement, gross negligence or willful misconduct in the performance of your duties, willful breach or habitual neglect of duties, fraud, conviction of a felony, incarceration for 30 or more consecutive days, or mental or physical disability that renders you unable to perform your duties for 90 consecutive days in any 12-month period, all as determined by the Company. In the event that the Company terminates your employment for cause, this letter agreement shall terminate and be of no further force or effect, and the Company shall have no further obligation to you hereunder, except as provided in Section
7.2 hereof.

            7.2 In the event that you are terminated for cause due to a mental or physical disability that renders you unable to perform your duties for 90 consecutive days in any 12-month period, you shall be entitled (a) to receive all compensation earned hereunder up to the date of your termination, including, without limitation, the pro-rated portion of any earned bonus when such bonus is due to be paid; (b) to exercise any options previously granted to you that were vested as of the date of your termination for a period of 12 months following the date of your termination; and (c) to receive medical and dental insurance coverage, as provided in Section 6 above, provided, that such continued coverage is permitted under the Company's contract with its medical and dental insurance plan carrier(s), and if such continued coverage is not permitted, the Company shall bear the costs of your COBRA continuation coverage, in either case, for a period of one year following such termination.

      8. TERMINATION WITHOUT CAUSE: In the event that the Company terminates your employment without cause, (a) the Company shall pay all compensation earned hereunder up to the date of your termination, including, without limitation, the pro-rated portion of any earned bonus when such bonus is due to be paid; (b) the Company shall continue to pay you your Base Salary for a period of six months following such termination; (c) the Company shall continue to provide you with medical and dental insurance coverage, as provided in Section 6 above, provided, that such continued coverage is permitted under the Company's contract with its medical and dental insurance plan carrier(s), and if such continued coverage is not permitted, the Company shall bear the costs of your COBRA continuation coverage, in either case, for a period of one year following such termination; and (d) all options previously granted to you shall continue to vest in accordance with their terms and conditions for a period of two years following the date of such termination.


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      9. TERMINATION FOLLOWING A CHANGE OF CONTROL

            9.1 EARNED COMPENSATION AND SEVERANCE BENEFITS: Notwithstanding anything herein to the contrary, in the event that your employment with the Company is terminated (including any deemed termination, as described in Section
9.3 below) for any reason (with or without cause) at any time within 12 months following a Change of Control (as defined below), (a) the Company shall pay all compensation earned hereunder up to the date of your termination, including, without limitation, the pro-rated portion of any earned bonus when such bonus is due to be paid; (b) the Company shall continue to pay you your Base Salary for a period of one year following such termination; (c) the Company shall continue to provide you with medical and dental insurance coverage, as provided in Section 6 above, provided, that such continued coverage is permitted under the Company's contract with its medical and dental insurance plan carrier(s), and if such continued coverage is not permitted, the Company shall bear the costs of your COBRA continuation coverage, in either case, for a period of one year following such termination; and (d) all options previously granted to you shall automatically accelerate so that each such option will become fully vested and immediately exercisable for the total number of shares of Common Stock subject to those options, and such options shall remain exercisable until the expiration of their terms, as set forth therein.

            9.2 DEFINITION OF CHANGE OF CONTROL: For purposes of this letter agreement, "Change of Control" shall mean any of the following transactions effecting a change in ownership or control of the Company:

                  (a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the Company's jurisdiction of incorporation;

                  (b) the sale, transfer or other disposition of all or
            substantially all of the assets of the Company in complete liquidation or dissolution of the Company,

                  (c) any reverse merger in which the Company is the surviving entity but in which securities representing 50% or more of the total combined voting power of the Company's outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such merger,

                  (d) The acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than thirty percent (30%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders.


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            9.3 DEEMED TERMINATION: If, at any time within 12 months following a
Change in Control, (a) your level of responsibility at the Company is materially reduced or (b) your place of employment is moved to a location that is more than fifty (50) miles from your place of employment immediately prior to such Change in Control, or (c) your salary and or bonus plan is reduced without your prior written consent, then you shall be entitled to receive the benefits described in
Section 9.1 above (Earned Compensation and Severance Benefits).

      10. DEATH In the event of your death, the payments to which you are entitled under this letter agreement will be made, on the applicable due dates hereunder, to the executors or administrators of your estate. If you die before you exercise all the Options, such Options may be exercised, within 12 months after your death, by the executors or administrators of your estate or by persons to whom the Options are transferred pursuant to your will or in accordance with the laws of inheritance. In no event, however, may any such Option be exercised after the expiration date specified therein.

      11. GENERAL CREDITOR STATUS: The payments and benefits to which you become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive any payments or benefits hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

      12. WITHHOLDING TAXES AND OTHER DEDUCTIONS: To the extent required by law, the Company shall withhold from any payments due to you under this letter agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law.

      13. MISCELLANEOUS: This letter agreement will be binding upon you and the Company, its successors and assigns (including, without limitation, the surviving entity in any Change of Control) and is to be construed and interpreted under the laws of the State of California. Except as set forth herein, this letter agreement supersedes all prior agreements between you and the Company relating to the subject of your employment with the Company and may only be amended by written instrument signed by you and an authorized officer of the Company. If any provision of this letter agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter agreement will continue in full force and effect.


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      14. ATTORNEY FEES: In the event legal proceeding should be initiated by you or by the Company with respect to any controversy, claim or dispute relating to the interpretation or application of the provisions of this letter agreement or any benefits payable hereunder, the prevailing party in such proceedings will be entitled to recover from the losing party reasonable attorney fees and costs incurred in connection with such proceedings or in the enforcement or collection of any judgment or award rendered in such proceedings.

      If you accept the above-described offer, please sign a copy of this letter where indicated below and mail or fax it to me. You will be required to sign a Proprietary Information and Inventions Agreement as well as to present proper documentation regarding proof of your identify and authorization to work in the United States upon your acceptance. This offer, if not accepted, will expire October 27, 2003.

      P-Com believes that a mutually beneficial relationship will result from your positive response to this offer of employment. We look forward to your acceptance and a long and rewarding association.

Sincerely,

P-COM, INC.

/s/ Samuel Smookler
-------------------------------------
Sam Smookler,
President and Chief Executive Officer


                                        ACCEPTED AND AGREED TO
                                        AS SET FORTH ABOVE:

                                        /s/ Carlos Belfiore
                                        ----------------------------------------
                                        Carlos Belfiore
                                        Dated: 10-23-2003


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